Exhibit 99.1

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	Tuesday, August 16, 2016
Contact:	Paul Dingsdale, Director of Communications (323) 881-4150 pdingsdale@unifiedgrocers.com

Unified Grocers Posts FY2016 Q3 Results;

Operating Income Up Year-To-Date

(LOS ANGELES) — Unified Grocers, Inc. (Unified) announced that it has filed results for its third quarter of fiscal year 2016, ending July 2, with the Securities and Exchange Commission (SEC).

The Los Angeles-based wholesaler reported gross billings for the 39 weeks ended July 2, 2016 (the “2016 period”) of $2.914 billion compared to $2.996 billion for the same period last year. While sales declined — primarily due to the loss of business from Haggen’s Pacific Southwest (California, Arizona, Nevada) stores — operating income is up year-to-date due to improved gross margins and a focus on expense control and warehouse efficiencies. Operating income of $5.2 million for the 2016 period compared to $2.1 million in the same period last year.

Gross billings for the 13 weeks ended July 2, 2016 (the “2016 quarter”) of $974 million compared to $1.070 billion for the same period last year. While sales declined due to the loss of Haggen business, operating income of $2.3 million was comparable to the same period last year.

“I’m pleased about our performance to date in 2016,” said Bob Ling, President and Chief Executive Officer. “The goal for this year was to get on track as we wound down the Haggen Pacific Southwest business, and the year-to-date results show we’re doing that. With borrowing availability under our revolving loan agreement of $127 million we have the liquidity we need to execute the strategies we have in place to further improve our operations and grow sales.”

“We are particularly pleased that we were able to maintain a similar operating income performance to last year’s third quarter in light of the loss of sales from the Haggen Pacific Southwest business.”

“Looking at the bigger picture, there are many success stories around the organization,” Ling added. “Our Market Centre division continues to find new ways to help our Members differentiate themselves in the fast-growing specialty and natural business. We have also successfully transitioned our Southern California dairy business through a preferred supplier arrangement with Dean Foods, and our Members now have access to a wider range of general merchandise and health, beauty and wellness products through our membership in Topco.”

“I’m excited to showcase these and many other new products to our Members and other customers this week at our Expo event at the Long Beach Convention Center. Unified’s annual Expo is the largest, best-attended grocery trade show in the western U.S. and I’m confident that this year’s event will be valuable for all participants.”

For more information, see Unified’s Form 10-Q filing with the SEC, filed on August 12, 2016 at www.sec.gov/edgar.shtml.

The filing included the following third quarter FY2016 financial highlights:

Selected Consolidated Statement of Earnings (Unaudited)

(dollars in thousands)	For the 13 Weeks Ended		For the 39 Weeks Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Net sales (gross billings including vendor direct arrangements were $973,597 and $1,069,587 for the thirteen weeks ended July 2, 2016 and June 27, 2015 and $2,913,870 and $2,995,888 for the thirty-nine weeks ended July 2, 2016 and June 27, 2015, respectively)	$948,314	$1,038,615	$2,836,248	$2,912,778
Operating income	2,254	2,267	5,169	2,090
Loss before estimated patronage dividends and income taxes	(324)	(210)	(2,388)	(8,618)
Estimated patronage dividends	(1,848)	(1,636)	(6,489)	(4,492)
Net loss from continuing operations	($2,186)	($1,912)	($8,919)	($13,403)

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $4 billion in sales during fiscal year 2015, offer independent retailers all the resources they need to compete in the supermarket industry.

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Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above including the Company’s ability to grow operating income, provide sufficient operating capital and liquidity to fund operations and strategic initiatives, successfully transition our Southern California Dairy, and grow sales through product differentiation. These factors and others are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.